Baker Hughes Confidential SEC Proved Reserves for Certain Concessions in Argentina as of December 31, 2025 Prepared for Pampa Energía S.A. January 21, 2026 Gaffney, Cline & Associates, Inc. Juana Manso 205, 4th Floor Buenos Aires, Argentina AB-25-210050 Pampa Energía S.A. www.gaffneycline.com January 21, 2026 Mr. Horacio Turri Director Ejecutivo Exploración y Producción Pampa Energía S.A. Maipú 1, Piso 20 C1084ABA Ciudad Autónoma de Buenos Aires República Argentina Dear Mr. Turri, SEC Proved Reserves for Certain Concessions in Argentina as of December 31, 2025. This proved reserves statement has been prepared by Gaffney, Cline & Associates (GaffneyCline) and issued on January 21, 2025 at the request of Pampa Energía S.A. (Pampa or “the Client”). Pampa’s participating interest in each concession is shown in Appendix II. GaffneyCline has conducted an independent audit examination of the crude oil and natural gas proved reserves of five units that Pampa has advised represent 99% of Pampa’s total proved reserves reported in Form 20-F as of December 31, 2025. GaffneyCline is not able to confirm this percentage because we did not audit the other assets. On the basis of technical and other information made available to GaffneyCline concerning these properties, GaffneyCline hereby provides the reserves statement in the following table: Table 1. Statement of Proved Reserves of certain Concessions in Argentina as of December 31, 2025 Reserves Gross (100%) Concession Reserves PAMPA’s Working Interest Reserves Liquids (MMBbl) Gas (Bscf) Fuel Gas (Bscf) Sales Gas (Bscf) Liquids (MMBbl) Gas (Bscf) Fuel Gas (Bscf) Sales Gas (Bscf) Proved Developed Undeveloped 27.8 35.9 1,210.4 1,128.4 28.7 20.1 1,181.7 1,108.3 23.7 32.3 804.1 618.9 14.6 9.6 789.5 609.3 Total Proved 63.7 2,338.8 48.8 2,290.0 56.1 1,423.0 24.2 1,398.8 Notes: 1. Gross concession reserves represent 100% of the volumes estimated to be commercially recoverable from the concessions under the intended development plans. Pampa Energía S.A. January 21, 2026 Page 3 of 23 2. Working interest (WI) reserves represent reserves volumes to the working interest of Pampa in each concession. 3. Working Interest Reserves include 6.7 MMbbl of crude oil and 175 Bscf of natural gas in respect of royalties payable to the respective provinces. These obligations are currently paid in cash and, at the request of Pampa, have been treated as a financial obligation and not deducted from reserves volumes. 4. The gas includes fuel (CiO), which is reported separately 5. Totals may not exactly equal the sum of the individual entries because of rounding. Hydrocarbon liquid volumes represent crude oil, condensate and gasoline estimated to be recovered during field separation and are reported in millions of stock tank barrels (MMBbl). Natural gas volumes represent expected gas sales and fuel usage, and are reported in billion (109) standard cubic feet (Bscf) at standard condition of 14.7 psia and 60°F. Gas volumes result from field separation and processing, being reduced by injection, flare and shrinkage and include the volumes of gas consumed at the concessions for production operations. This report relates specifically and solely to the subject matter as defined in the scope of work in the Proposal for Services and is conditional upon the assumptions described herein. The report must be considered in its entirety and must only be used for the purpose for which it was intended. This report is intended for inclusion in Pampa’s fillings (20-F, F-3) with the United States Securities and Exchange Commission. Gas reserves sales volumes are based on firm and existing gas contracts, or on the reasonable expectation of a contract or on the reasonable expectation that any such existing gas sales contracts will be renewed on similar terms in the future. Reserves Assessment GaffneyCline’s audit of the Pampa reserves estimates was based on decline curve analysis to extrapolate the production of existing wells or prepare type curves to estimate future production from the locations proposed by Pampa. Geological information, material balance, fluid laboratory tests and other pertinent information were used to assess the reserves estimates and the classification/categorization of the proposed development plan This audit examination was based on reserves estimates and other information provided by Pampa to GaffneyCline through December 2025, and included such tests, procedures and adjustments as were considered necessary. All questions that arose during the audit process were resolved to GaffneyCline’s satisfaction. The economic tests for the December 31, 2025 reserves volumes were based on prior twelve-month first-day-of-the-month average reference prices of the crude for fields in the Neuquén Basin, corrected for location and quality. Sales gas and plant product prices were advised by Pampa according to existing contracts and/or regulations. No price escalation has been included, other than as provided for in existing contracts. Pampa Energía S.A. January 21, 2026 Page 4 of 23 Table 2. Hydrocarbon Prices by concession Property Oil, condensate and Gasoline (US$/Bbl) Gas (US$/MMBTU) El Mangrullo 54.22 3.49 Rio Neuquén 57.68 3.49 Sierra Chata 54.22 3.49 Rincon de Mangrullo 58.28 3.49 Rincon de Aranda 56.54 3.49 Production of liquids and gas were estimated up to the economic limit or the end of concession, whichever comes first. Reserves as of December 31, 2025 were calculated in accordance with the SEC rules and Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 932, as amended. Future capital costs were derived from development plans prepared by Pampa for each concession. Pampa has projected sufficient capital investments and operating expenses to economically produce the projected volumes. Recent historical operating expense data were used as the basis for operating cost projections. Operating expenses include field operating expenses, transportation, compression and allocation of overhead directly related to production or development of the field. No inflation was considered. It is GaffneyCline’s opinion that the estimates of total remaining recoverable hydrocarbon liquid and gas volumes, as of December 31, 2025, are, in the aggregate, reasonable and the reserves categorization is appropriate and consistent with the definitions for reserves in Part 210 rule 4-10(a) of Regulation S-X of the US Securities and Exchange Commission (see Appendix III). A list of common term used is presented in Appendix IV. GaffneyCline concludes that the methodologies employed by Pampa in the derivation of the reserves estimates are appropriate, and that the quality of the data relied upon and the depth and thoroughness of the reserves estimation process is adequate. This report was prepared in accordance with guidelines specified in item 1202 (a)(8) of Regulation S-K and is to be used for inclusion in certain SEC filings by Pampa. Basis of Opinion This document reflects GaffneyCline’s informed professional judgment based on accepted standards of professional investigation and, as applicable, the data and information provided by the Client, the limited scope of engagement, and the time permitted to conduct the evaluation. In line with those accepted standards, this document does not in any way constitute or make a guarantee or prediction of results, and no warranty is implied or expressed that actual outcome will conform to the outcomes presented herein. GaffneyCline has not independently verified any Pampa Energía S.A. January 21, 2026 Page 5 of 23 information provided by, or at the direction of Pampa and has accepted the accuracy and completeness of this data. GaffneyCline has no reason to believe that any material facts have been withheld but does not warrant that its inquiries have revealed all of the matters that a more extensive examination might otherwise disclose. The opinions expressed herein are subject to and fully qualified by the generally accepted uncertainties associated with the interpretation of geoscience and engineering data and do not reflect the totality of circumstances, scenarios and information that could potentially affect decisions made by the report’s recipients and/or actual results. The opinions and statements contained in this report are made in good faith and in the belief that such opinions and statements are representative of prevailing physical and economic circumstances. There are numerous uncertainties inherent in estimating reserves and resources, and in projecting future production, development expenditures, operating expenses and cash flows. Oil and gas resources assessments must be recognized as a subjective process of estimating subsurface accumulations of oil and gas that cannot be measured in an exact way. Estimates of oil and gas resources prepared by other parties may differ, perhaps materially, from those contained within this report. The accuracy of any resources estimate is a function of the quality of the available data and of engineering and geological interpretation. Results of drilling, testing and production that post-date the preparation of the estimates may justify revisions, some or all of which may be material. GaffneyCline’s review and audit involved reviewing pertinent facts, interpretations and assumptions made by Pampa or others in preparing estimates of reserves and resources. GaffneyCline performed procedures necessary to enable it to render an opinion on the appropriateness of the methodologies employed, adequacy and quality of the data relied on, depth and thoroughness of the reserves and resources estimation process, classification and categorization of reserves and resources appropriate to the relevant definitions used, and reasonableness of the estimates. Definition of Reserves Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce, or a revenue interest in, the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project. Reserves are further categorized in accordance with the level of certainty associated with the estimates and may be sub-classified based on project maturity and/or characterized by development and production status. All categories of reserves volumes quoted herein have been derived within the context of an economic limit test (ELT) assessment (pre-tax and exclusive of accumulated depreciation amounts) prior to any net present value (NPV) analysis. GaffneyCline has not undertaken a site visit and inspection because that was not included in the scope of work. As such, GaffneyCline is not in a position to comment on the operations or facilities Pampa Energía S.A. January 21, 2026 Page 6 of 23 in place, their appropriateness and condition, or whether they are in compliance with the regulations pertaining to such operations. Further, GaffneyCline is not in a position to comment on any aspect of health, safety, or environment of such operation. GaffneyCline is not aware of any carbon pricing impost or GHG emissions related regulations that are applicable to the evaluation of the assets that are the subject of this report. GaffneyCline has also not included the impact of any potential carbon pricing scheme or regulatory compliance costs for GHG emissions that may be implemented in the future. GaffneyCline is not in a position to attest to property title or rights, conditions of these rights (including environmental and abandonment obligations), or any necessary licenses and consents (including planning permission, financial interest relationships, or encumbrances thereon for any part of the appraised properties). GaffneyCline is not aware of any potential changes in regulations applicable to these fields that could affect the ability of Pampa to produce the estimated reserves. Qualifications In performing this study, GaffneyCline is not aware that any conflict of interest has existed. As an independent consultancy, GaffneyCline is providing impartial technical, commercial, and strategic advice within the energy sector. GaffneyCline’s remuneration was not in any way contingent on the contents of this report. In the preparation of this document, GaffneyCline has maintained, and continues to maintain, a strict independent consultant-client relationship with Pampa. Furthermore, the management and employees of GaffneyCline have no interest in any of the assets evaluated or are related with the analysis performed, as part of this report. Staff members who prepared this report hold appropriate professional and educational qualifications and have the necessary levels of experience and expertise to perform the work. The technical qualifications of the person primarily responsible for the preparation of the reserves estimates presented in this report are given in Appendix I. Pampa Energía S.A. January 21, 2026 Page 7 of 23 Notice This report is intended for inclusion in its entirety in Pampa’s fillings (20-F, F-3) with the United States Securities and Exchange Commission (SEC) in accordance with the disclosure set forth in the SEC regulations. Pampa Energia S.A. will obtain GaffneyCline’s prior written approval for any other use of any results, statements or opinions expressed to Pampa Energia S.A. in this report, which are attributed to GaffneyCline. Yours sincerely, Gaffney, Cline & Associates ____________________________ Project Manager Eduardo Sanchez, Principal Advisor _____________________________________ Reviewed by Rawdon Seager, Senior Technical Director Appendices Appendix I Statement of Qualifications Appendix II Pampa’s Participating Interest in each concession Appendix III SEC Reserves Definitions Appendix IV Glossary Pampa Energía S.A. January 21, 2026 Page 8 of 23 Appendix I Statement of Qualifications Pampa Energía S.A. January 21, 2026 Page 9 of 23 Statement of Qualifications Eduardo Sanchez Josseaume Eduardo has 40 years of experience in the oil industry in Latin America and was the person primarily responsible for the audit. His expertise includes evaluation of reserves and resources of exploration and development projects and management of production and exploration assets in Argentina, Peru, Venezuela, Brazil and Bolivia. He holds a MS in Geological Sciences from Universidad Nacional de Buenos Aires, Argentina (UBA). Rawdon Seager Mr. Rawdon Seager, Senior Technical Director, has over 50 years of diversified international experience in the upstream sector of the oil and gas exploration and production industry. He is qualified as a Reserves Auditor through having more than 40 years’ experience in petroleum engineering, with at least 30 years being in responsible charge of the estimation and evaluation of Reserves Information. He holds a Bachelor of Science degree in Physics from Bristol University, England, and a Master of Science degree in Petroleum Engineering from Imperial College, London. Mr. Seager is a member in good standing of the Society of Petroleum Engineers (SPE) and is past Chairman of the SPE Oil and Gas Reserves Committee. He is a past Board member of the Society of Petroleum Evaluation Engineers and is currently the Chairman of the Reserves Definitions Committee. He is also a member in good standing of the American Association of Petroleum Geologists and is a Chartered Petroleum Engineer in the UK. He is registered as a European Engineer with FEANI. Pampa Energía S.A. January 21, 2026 Page 10 of 23 Appendix II Pampa’s Participating Interest in each Concession Pampa Energía S.A. January 21, 2026 Page 11 of 23 Pampa’s Participating Interest in each concession Concession or Contract Basin PAMPA WI Operator El Mangrullo Neuquén 100% Pampa Sierra Chata Neuquén 45.55% Pampa Rio Neuquen-Neuquen Prov. Neuquén 33.07% YPF Rio Neuquen- Rio Negro Prov. Neuquén 31.42% YPF Rincón de Aranda Neuquén 100% Pampa Rincón de Mangrullo Neuquén 50% YPF Pampa Energía S.A. January 21, 2026 Page 12 of 23 Appendix III SEC Reserves Definitions Pampa Energía S.A. January 21, 2026 Page 13 of 23 U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) MODERNIZATION OF OIL AND GAS REPORTING1 Oil and Gas Reserves Definitions and Reporting (a) Definitions (1) Acquisition of properties. Costs incurred to purchase, lease or otherwise acquire a property, including costs of lease bonuses and options to purchase or lease properties, the portion of costs applicable to minerals when land including mineral rights is purchased in fee, brokers' fees, recording fees, legal costs, and other costs incurred in acquiring properties. (2) Analogous reservoir. Analogous reservoirs, as used in resources assessments, have similar rock and fluid properties, reservoir conditions (depth, temperature, and pressure) and drive mechanisms, but are typically at a more advanced stage of development than the reservoir of interest and thus may provide concepts to assist in the interpretation of more limited data and estimation of recovery. When used to support proved reserves, an “analogous reservoir” refers to a reservoir that shares the following characteristics with the reservoir of interest: (i) Same geological formation (but not necessarily in pressure communication with the reservoir of interest); (ii) Same environment of deposition; (iii) Similar geological structure; and (iv) Same drive mechanism. Instruction to paragraph (a)(2): Reservoir properties must, in the aggregate, be no more favorable in the analog than in the reservoir of interest. (3) Bitumen. Bitumen, sometimes referred to as natural bitumen, is petroleum in a solid or semi-solid state in natural deposits with a viscosity greater than 10,000 centipoise measured at original temperature in the deposit and atmospheric pressure, on a gas free basis. In its natural state it usually contains sulfur, metals, and other non-hydrocarbons. (4) Condensate. Condensate is a mixture of hydrocarbons that exists in the gaseous phase at original reservoir temperature and pressure, but that, when produced, is in the liquid phase at surface pressure and temperature. (5) Deterministic estimate. The method of estimating reserves or resources is called deterministic when a single value for each parameter (from the geoscience, engineering, or economic data) in the reserves calculation is used in the reserves estimation procedure. (6) Developed oil and gas reserves. Developed oil and gas reserves are reserves of any category that can be expected to be recovered: (i) Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and (ii) Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well. 1 Extracted from 17 CFR Parts 210, 211, 229, and 249 [Release Nos. 33-8995; 34-59192; FR-78; File No. S7-15-08] RIN 3235-AK00]. Pampa Energía S.A. January 21, 2026 Page 14 of 23 (7) Development costs. Costs incurred to obtain access to proved reserves and to provide facilities for extracting, treating, gathering and storing the oil and gas. More specifically, development1 costs, including depreciation and applicable operating costs of support equipment and facilities and other costs of development activities, are costs incurred to: (i) Gain access to and prepare well locations for drilling, including surveying well locations for the purpose of determining specific development drilling sites, clearing ground, draining, road building, and relocating public roads, gas lines, and power lines, to the extent necessary in developing the proved reserves. (ii) Drill and equip development wells, development-type stratigraphic test wells, and service wells, including the costs of platforms and of well equipment such as casing, tubing, pumping equipment, and the wellhead assembly. (iii) Acquire, construct, and install production facilities such as lease flow lines, separators, treaters, heaters, manifolds, measuring devices, and production storage tanks, natural gas cycling and processing plants, and central utility and waste disposal systems. (iv) Provide improved recovery systems. (8) Development project. A development project is the means by which petroleum resources are brought to the status of economically producible. As examples, the development of a single reservoir or field, an incremental development in a producing field, or the integrated development of a group of several fields and associated facilities with a common ownership may constitute a development project. (9) Development well. A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive. (10) Economically producible. The term economically producible, as it relates to a resource, means a resource which generates revenue that exceeds, or is reasonably expected to exceed, the costs of the operation. The value of the products that generate revenue shall be determined at the terminal point of oil and gas producing activities as defined in paragraph (a)(16) of this section. (11) Estimated ultimate recovery (EUR). Estimated ultimate recovery is the sum of reserves remaining as of a given date and cumulative production as of that date. (12) Exploration costs. Costs incurred in identifying areas that may warrant examination and in examining specific areas that are considered to have prospects of containing oil and gas reserves, including costs of drilling exploratory wells and exploratory-type stratigraphic test wells. Exploration costs may be incurred both before acquiring the related property (sometimes referred to in pail as prospecting costs) and after acquiring the property. Principal types of exploration costs, which include depreciation and applicable operating costs of support equipment and facilities and other costs of exploration activities, are: (i) Costs of topographical, geographical and geophysical studies, rights of access to properties to conduct those studies, and salaries and other expenses of geologists, geophysical crews, and others conducting those studies. Collectively, these are sometimes referred to as geological and geophysical or "G&G" costs. (ii) Costs of carrying and retaining undeveloped properties, such as delay rentals, ad valorem taxes on properties, legal costs for title defense, and the maintenance of land and lease records. (iii) Dry hole contributions and bottom hole contributions. (iv) Costs of drilling and equipping exploratory wells. Pampa Energía S.A. January 21, 2026 Page 15 of 23 (v) Costs of drilling exploratory-type stratigraphic test wells. (13) Exploratory well. An exploratory well is a well drilled to find a new field or to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir. Generally, an exploratory well is any well that is not a development well, an extension well, a service well, or a stratigraphic test well as those items are defined in this section. (14) Extension well. An extension well is a well drilled to extend the limits of a known reservoir. (15) Field. An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition. There may be two or more reservoirs in a field which are separated vertically by intervening impervious strata, or laterally by local geologic barriers, or by both. Reservoirs that are associated by being in overlapping or adjacent fields may be treated as a single or common operational field. The geological terms "structural feature" and "stratigraphic condition" are intended to identify localized geological features as opposed to the broader terms of basins, trends, provinces, plays, areas-of-interest, etc. (16) Oil and gas producing activities. ( i ) Oil and gas producing activities include: (A) The search for crude oil, including condensate and natural gas liquids, or natural gas (“oil and gas”) in their natural states and original locations; (B) The acquisition of property rights or properties for the purpose of further exploration or for the purpose of removing the oil or gas from such properties; (C) The construction, drilling, and production activities necessary to retrieve oil and gas from their natural reservoirs, including the acquisition, construction, installation, and maintenance of field gathering and storage systems, such as: (1) Lifting the oil and gas to the surface; and (2) Gathering, treating, and field processing (as in the case of processing gas to extract liquid hydrocarbons); and (D) Extraction of saleable hydrocarbons, in the solid, liquid, or gaseous state, from oil sands, shale, coalbeds, or other nonrenewable natural resources which are intended to be upgraded into synthetic oil or gas, and activities undertaken with a view to such extraction. Instruction 1 to paragraph (a)(16)(i): The oil and gas production function shall be regarded as ending at a “terminal point”, which is the outlet valve on the lease or field storage tank. If unusual physical or operational circumstances exist, it may be appropriate to regard the terminal point for the production function as: a. The first point at which oil, gas, or gas liquids, natural or synthetic, are delivered to a main pipeline, a common carrier, a refinery, or a marine terminal; and b. In the case of natural resources that are intended to be upgraded into synthetic oil or gas, if those natural resources are delivered to a purchaser prior to upgrading, the first point at which the natural resources are delivered to a main pipeline, a common carrier, a refinery, a marine terminal, or a facility which upgrades such natural resources into synthetic oil or gas. Instruction 2 to paragraph (a)(16)(i): For purposes of this paragraph (a)(16), the term saleable hydrocarbons means hydrocarbons that are saleable in the state in which the hydrocarbons are delivered. (ii) Oil and gas producing activities do not include: Pampa Energía S.A. January 21, 2026 Page 16 of 23 (A) Transporting, refining, or marketing oil and gas; (B) Processing of produced oil, gas or natural resources that can be upgraded into synthetic oil or gas by a registrant that does not have the legal right to produce or a revenue interest in such production; (C) Activities relating to the production of natural resources other than oil, gas, or natural resources from which synthetic oil and gas can be extracted; or (D) Production of geothermal steam. (17) Possible reserves. Possible reserves are those additional reserves that are less certain to be recovered than probable reserves. (i) When deterministic methods are used, the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves. When probabilistic methods are used, there should be at least a 10% probability that the total quantities ultimately recovered will equal or exceed the proved plus probable plus possible reserves estimates. (ii) Possible reserves may be assigned to areas of a reservoir adjacent to probable reserves where data control and interpretations of available data are progressively less certain. Frequently, this will be in areas where geoscience and engineering data are unable to define clearly the area and vertical limits of commercial production from the reservoir by a defined project. (iii) Possible reserves also include incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than the recovery quantities assumed for probable reserves. (iv) The proved plus probable and proved plus probable plus possible reserves estimates must be based on reasonable alternative technical and commercial interpretations within the reservoir or subject project that are clearly documented, including comparisons to results in successful similar projects. (v) Possible reserves may be assigned where geoscience and engineering data identify directly adjacent portions of a reservoir within the same accumulation that may be separated from proved areas by faults with displacement less than formation thickness or other geological discontinuities and that have not been penetrated by a wellbore, and the registrant believes that such adjacent portions are in communication with the known (proved) reservoir. Possible reserves may be assigned to areas that are structurally higher or lower than the proved area if these areas are in communication with the proved reservoir. (vi) Pursuant to paragraph (a)(22)(iii) of this section, where direct observation has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves should be assigned in the structurally higher portions of the reservoir above the HKO only if the higher contact can be established with reasonable certainty through reliable technology. Portions of the reservoir that do not meet this reasonable certainty criterion may be assigned as probable and possible oil or gas based on reservoir fluid properties and pressure gradient interpretations. (18) Probable reserves. Probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered. ( i ) When deterministic methods are used, it is as likely as not that actual remaining quantities recovered will exceed the sum of estimated proved plus probable reserves. When probabilistic methods are used, there should be at least a 50% probability that the actual quantities recovered will equal or exceed the proved plus probable reserves estimates. (ii) Probable reserves may be assigned to areas of a reservoir adjacent to proved reserves where data control or interpretations of available data are less certain, even if the interpreted reservoir continuity of structure or productivity does not meet the reasonable certainty criterion. Probable Pampa Energía S.A. January 21, 2026 Page 17 of 23 reserves may be assigned to areas that are structurally higher than the proved area if these areas are in communication with the proved reservoir. (iii) Probable reserves estimates also include potential incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than assumed for proved reserves. (iv) See also guidelines in paragraphs (a)(17)(iv) and (a)(17)(vi) of this section. (19) Probabilistic estimate. The method of estimation of reserves or resources is called probabilistic when the full range of values that could reasonably occur for each unknown parameter (from the geoscience and engineering data) is used to generate a full range of possible outcomes and their associated probabilities of occurrence. (20) Production costs. ( i ) Costs incurred to operate and maintain wells and related equipment and facilities, including depreciation and applicable operating costs of support equipment and facilities and other costs of operating and maintaining those wells and related equipment and facilities, they become part of the cost of oil and gas produced. Examples of production costs (sometimes called lifting costs) are: (A) Costs of labor to operate the wells and related equipment and facilities. (B) Repairs and maintenance. (C) Materials, supplies, arid fuel consumed and supplies utilized in operating the wells and related equipment and facilities. (D) Property taxes and insurance applicable to proved properties and wells and related equipment and facilities. (E) Severance taxes. (ii) Some support equipment or facilities may serve two or more oil and gas producing activities and may also serve transportation, refining, and marketing activities. To the extent that the support equipment and facilities are used in oil and gas producing activities, their depreciation and applicable operating costs become exploration, development or production costs, as appropriate. Depreciation, depletion, and amortization of capitalized acquisition, exploration, and development costs are not production costs but also become part of the cost of oil and gas produced along with production (lifting) costs identified above. (21) Proved area. The part of a property to which proved reserves have been specifically attributed. (22) Proved oil and gas reserves. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time. ( i ) The area of the reservoir considered as proved includes: (A) The area identified by drilling and limited by fluid contacts, if any, and (B) Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data. Pampa Energía S.A. January 21, 2026 Page 18 of 23 (ii) In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty. (iii) Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty. (iv) Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when: (A) Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and (B) The project has been approved for development by all necessary parties and entities, including governmental entities. (v) Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions. (23) Proved properties. Properties with proved reserves. (24) Reasonable certainty. If deterministic methods are used, reasonable certainty means a high degree of confidence that the quantities will be recovered. If probabilistic methods are used, there should be at least a 90% probability that the quantities actually recovered will equal or exceed the estimate. A high degree of confidence exists if the quantity is much more likely to be achieved than not, and, as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to estimated ultimate recovery (EUR) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease. (25) Reliable technology. Reliable technology is a grouping of one or more technologies (including computational methods) that has been field tested and has been demonstrated to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation. (26) Reserves. Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project. Note to paragraph (a)(26): Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible. Reserves should not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e., absence of reservoir, structurally low reservoir, or negative test results). Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations). (27) Reservoir. A porous and permeable underground formation containing a natural accumulation of producible oil and/or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs. Pampa Energía S.A. January 21, 2026 Page 19 of 23 (28) Resources. Resources are quantities of oil and gas estimated to exist in naturally occurring accumulations. A portion of the resources may be estimated to be recoverable, and another portion may be considered to be unrecoverable. Resources include both discovered and undiscovered accumulations. (29) Service well. A well drilled or completed for the purpose of supporting production in an existing field. Specific purposes of service wells include gas injection, water injection, steam injection, air injection, salt-water disposal, water supply for injection, observation, or injection for in-situ combustion. (30) Stratigraphic test well. A stratigraphic test well is a drilling effort, geologically directed, to obtain information pertaining to a specific geologic condition. Such wells customarily are drilled without the intent of being completed for hydrocarbon production. The classification also includes tests identified as core tests and all types of expendable holes related to hydrocarbon exploration. Stratigraphic tests are classified as “exploratory type” if not drilled in a known area or “development type” if drilled in a known area. (31) Undeveloped oil and gas reserves. Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. (i) Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances. (ii) Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time. (iii) Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, as defined in paragraph (a)(2) of this section, or by other evidence using reliable technology establishing reasonable certainty. (32) Unproved properties. Properties with no proved reserves. Pampa Energía S.A. January 21, 2026 Page 20 of 23 Appendix IV Glossary Pampa Energía S.A. January 21, 2026 Page 21 of 23 % Percentage 1H05 First Half (6 months) 05 (example) 2H06 Second Half (6 months) 06 (example) oAPI Degrees API (American Petroleum Institute) AAPG American Association of Petroleum Geologists B Billion (109) Bbl Barrels /Bbl per barrel BBbl Billion Barrels Bscf or Bcf Billion standard cubic feet Bscfd or Bcfd Billion standard cubic feet per day Bm3 Billion cubic metres bcpd Barrels of condensate per day BHP Bottom Hole Pressure blpd Barrels of liquid per day bpd Barrels per day boe Barrels of oil equivalent @ xxx mcf/Bbl boepd Barrels of oil equivalent per day @ 6000cf/Bbl bopd Barrels oil per day bwpd Barrels of water per day BS&W Bottom sediment and water BTU British Thermal Units bwpd Barrels water per day CO2 Carbon Dioxide CAPEX Capital Expenditure cm centimetres CNG Compressed Natural Gas Cp Centipoise (a measure of viscosity) Cum Cumulated Production in Millions of barrels oil equivalent Deg C Degrees Celsius Deg F Degrees Fahrenheit DST Drill Stem Test DWT Dead-weight ton DWT Dead-weight ton E&A Exploration & Appraisal E&P Exploration and Production EBIT Earnings before Interest and Tax EBITDA Earnings before interest, tax, depreciation and amortisation EI Entitlement Interest EIA Environmental Impact Assessment ELT Economic Limit Test EMV Expected Monetary Value EOR Enhanced Oil Recovery EUR Estimated Ultimate Recovery FDP Field Development Plan FEED Front End Engineering and Design FWL Free Water Level ft Foot/feet Fx Foreign Exchange Rate g gram g/cc grams per cubic centimetre gal gallon gal/d gallons per day G&A General and Administrative costs GBP Pounds Sterling GCoS Geological Chance of Success GDT Gas Down to GIIP Gas Initially In Place GJ Gigajoules (one billion Joules) GOC Gas Oil Contact GOR Gas Oil Ratio GRV Gross Rock Volumes GTL Gas to Liquids GWC Gas water contact HDT Hydrocarbons Down to HSE Health, Safety and Environment HSFO High Sulphur Fuel Oil HUT Hydrocarbons up to H2S Hydrogen Sulphide IOR Improved Oil Recovery IPP Independent Power Producer IRR Internal Rate of Return J Joule (Metric measurement of energy) I kilojoule = 0.9478 BTU) Pampa Energía S.A. January 21, 2026 Page 22 of 23 k Permeability KB Kelly Bushing KJ Kilojoules (one Thousand Joules) kl Kilolitres km Kilometres km2 Square kilometres kPa Thousands of Pascals (measurement of pressure) KW Kilowatt KWh Kilowatt hour LAS Log ASCII Standard LKG Lowest Known Gas LKH Lowest Known Hydrocarbons LKO Lowest Known Oil LNG Liquefied Natural Gas LoF Life of Field LPG Liquefied Petroleum Gas m Metres M Thousand m3 Cubic metres MBbl Thousand of Barrels MTn Thousand of Tones Mcf or Mscf Thousand standard cubic feet MCM Management Committee Meeting MMcf MMscf Million standard cubic feet m3/d Cubic metres per day mD Measure of Permeability in millidarcies MD Measured Depth MDT Modular Dynamic Tester Mean Arithmetic average of a set of numbers Median Middle value in a set of values MFT Multi Formation Tester mg/l milligrams per litre MJ Megajoules (One Million Joules) Mm3 Thousand Cubic metres Mm3/d Thousand Cubic metres per day MM Million MMm3 Million Cubic metres MMm3/d Million Cubic metres per day MMBbl Millions of barrels MMBTU Millions of British Thermal Units MMBOE Millions of barrels of oil equivalent Mscfd Thousand standard cubic feet per day MMscfd Million standard cubic feet per day MW Megawatt MWD Measuring While Drilling MWh Megawatt hour mya Million years ago NGL Natural Gas Liquids N2 Nitrogen NTG Net/Gross Ratio NPV Net Present Value OBM Oil Based Mud OCM Operating Committee Meeting ODT Oil-Down-To OGIP Original Gas in Place OIIP Oil Initially In Place OOIP Original Oil in Place OPEX Operating Expenditure OWC Oil Water Contact p.a. Per annum Pa Pascals (metric measurement of pressure) P&A Plugged and Abandoned PD Proved Developed Producing Phie effective porosity PI Productivity Index PIIP Petroleum Initially In Place PJ Petajoules (1015 Joules) PSDM Post Stack Depth Migration psi Pounds per square inch psia Pounds per square inch absolute psig Pounds per square inch gauge PUD Proved Undeveloped PVT Pressure, Volume and Temperature P10 10% Probability P50 50% Probability P90 90% Probability Re.MMBOE Reserves in Milions of barrels of oil equivalent Pampa Energía S.A. January 21, 2026 Page 23 of 23 RF Recovery Factor RT Rotary Table R/P Reserve to Production Rw Resistivity of water SCAL Special core analysis cf or scf Standard Cubic Feet cfd or scfd Standard Cubic Feet per day scf/ton Standard cubic foot per ton SL Straight line (for depreciation) so Oil Saturation SPM Single Point Mooring SPE Society of Petroleum Engineers SPEE Society of Petroleum Evaluation Engineers SPS Subsea Production System SS Subsea stb Stock tank barrel STOIIP Stock tank oil initially in place Swi irreducible water saturation sw Water Saturation Tn Tonnes TD Total Depth Tne Tonnes equivalent THP Tubing Head Pressure TJ Terajoules (1012 Joules) Tscf or Tcf Trillion standard cubic feet TCM Technical Committee Meeting TOC Total Organic Carbon TOP Take or Pay Tpd Tonnes per day TVD True Vertical Depth TVDss True Vertical Depth Subsea UFR Umbilical Flow Lines and Risers USGS United States Geological Survey US$ United States dollar VLCC Very Large Crude Carrier Vsh shale volume VSP Vertical Seismic Profiling WC Water Cut WI Working Interest WPC World Petroleum Council WTI West Texas Intermediate wt% Weight percent